UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2011

Date of Report

(Date of earliest event reported)

WIZZARD SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO	001-33935	87-0609860
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

(Address of principal executive offices)

(412) 621-0902

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 22, 2011, Wizzard Software Corporation, a Colorado corporation (the “Company”), received a letter from NYSE Regulation advising the Company that its common stock may not be suitable for auction market trading due to its low trading price.  NYSE Regulation further advised the Company that, pursuant to Section 1003(f)(v) of the NYSE Amex LLC Company Guide (the “Company Guide”), the Company’s continued listing on NYSE Amex (the “Exchange”) is predicated on its effectuation of a reverse split within a reasonable period of time, which NYSE Regulation has determined to be no later than February 22, 2012.  As a result of the foregoing, the Company has become subject to Section 1009 of the Company Guide, which promulgates the procedures to be followed with respect to companies identified as being below the Exchange’s continued listing policies and standards.

The Company intends to satisfy the Exchange’s continued listing standards by calling a special meeting of stockholders to be held no later than February 1, 2012, at which the Company will present a proposal to effectuate such a reverse split of its common stock.  Under the terms of the Memorandum of Understanding that the Company executed on August 2, 2011 (the “Memorandum”), and which was disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2011, such a reverse split is also a condition to the closing of the acquisition contemplated by the Memorandum.

Item 7.01  Regulation FD Disclosure.

See the Press Release dated August 26, 2011, Exhibit 99.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.

Description

99

Press Release dated August 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIZZARD SOFTWARE CORPORATION,

a Colorado corporation

Dated:  8/26/2011

By /s/ Christopher J. Spencer

Christopher J. Spencer, President